Exhibit 99.1

Panera Bread Announces Bill Moreton, Ron Shaich to Become Co-CEOs

ST. LOUIS, MO, March 15, 2012 - Panera Bread Company (NASDAQ: PNRA) has announced that Founder and Executive Chairman, Ron Shaich, and President and Chief Executive Officer, Bill Moreton, will become co-CEOs, effective immediately.

The transition to co-CEOs formalizes a relationship that has evolved over the last year and is a reflection of the way in which Shaich and Moreton have been operating as partners. This change in titles is simply a statement of their partnership and shared commitment to Panera.

Effective today, each individual's formal title will be as follows: Ron Shaich, Chairman of the Board and co-CEO; Bill Moreton, President and co-CEO.

Comment from Bill Moreton: “This is the kind of partnership with Ron that I've always wanted. It couldn't be better for Panera and I personally couldn't be happier to have the opportunity to continue to share the leadership of Panera with Ron. Panera will certainly benefit from both of our experiences and the company will be stronger for our shared vision, passion and commitment.”

Comment from Ron Shaich: “This company is something I am profoundly committed to and care about deeply. As many observers of Panera know, over the last year, essentially all of my time has been spent on a range of strategic and innovation efforts for Panera. I've continued to find Panera the best platform I know of to make a difference in the world. I am excited at the opportunities we have to do just that at Panera.”

Contact Information

Investor Inquiries:	Michele Harrison
VP, Investor Relations
michele.harrison@panerabread.com
(314) 984-4966

Media Inquiries:	Linn Parrish
VP, Public Relations
linn.parrish@panerabread.com
(314) 984-4959

About Panera Bread Company

Panera Bread Company owns and franchises 1,541 bakery-cafes as of December 27, 2011 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, www.panerabread.com.